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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
West Pointe Bancorp, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of West Pointe Bancorp, Inc. of our report dated January 20, 2000, relating to the consolidated balance sheets of West Pointe Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Registration Statement on Form 10 of West Pointe Bancorp, Inc.





St. Louis, Missouri                            RUBEN, BROWN, GORNSTEIN & CO. LLP
November 13, 2000